EXHIBIT 99
April 4, 2014

Synergy Resources Reports Fiscal
Second Quarter 2014 Results

Revenues and Operating Income up 111% to $23 Million and $9.5 Million respectively generating Net Income of $0.07 per Share; Company to Host Earnings Conference Call Today, April 4, 2014 at 12:00 p.m. ET 877-407-9122 Toll Free Dial-In, 201-493-6747 International/Local Dial-In

PLATTEVILLE, CO -- (Marketwired) -- 04/04/14 -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused in the Denver-Julesburg Basin, reported its fiscal second quarter results for the period ended February 28, 2014.

Second Quarter 2014 Financial Highlights vs. Same Year-Ago Quarter

•	Revenues increased 111% to $23 million;
•	Operating income increased 111% to $9.5 million;
•	Adjusted EBITDA (a non-GAAP metric) increased 122% to $17.5 million representing a 76% margin on revenues; and
•	At February 28, 2014, cash and equivalents and short term instruments totaled $54.4 million, borrowings were $37 million with remaining liquidity of $53 million on borrowing base of $90 million.

Second Quarter 2014 Operational Highlights

•
Net oil and natural gas production increased to 352,537 barrels of oil equivalent (BOE), averaging 3,917 BOE per day versus 2,067, as compared to the same year- ago quarter, an average daily increase of 90%;

•	As operator, completed 6 horizontal wells on our Leffler pad and brought them all into production during the quarter;
•
As of February 28, 2014, we were the operator of 11 horizontal wells and a non-operating working interest owner in an additional 26 producing horizontal wells (4.20 net) all in the Wattenberg Field; and

•	8 additional operated horizontal wells and 10 non-operated horizontal wells (.75 net) were in the drilling process.

Second Quarter 2014 Financial Results

Revenues totaled $23 million, up 19% from $19.3 million in the previous quarter and up 111% from $10.9 million in the same quarter a year ago.  The year-over-year improvement was attributed to a 90% increase in production, primarily from the new horizontal wells brought on line and an 11% increase in the realized average selling price per BOE. During fiscal Q2 2014, average selling prices were $86.82 per barrel of oil and $5.93 per mcf of gas, as compared to $84.20 and $4.77, respectively a year-ago.

Operating income increased to $9.5 million up 32% from $7.2 million in the previous quarter and up 111% from $4.5 million in the same year-ago period.  Net income was $5.2 million or $0.07 per basic and diluted share, down from $6.1 million or $0.08 per basic and diluted share in the previous quarter and up 89% from $2.7 million or $0.05 per basic and diluted share in the same year-ago period.  Earnings were reduced by an unrealized loss of $1.8 million, a non-cash charge, related to commodity hedging activities.

Adjusted EBITDA (a non-GAAP financial measure) increased to $17.5 million, up 36% from
$12.8 million in the previous quarter and up 122% from $7.9 million in the same year-ago quarter.

As of February 28, 2014, the company's cash and equivalents and short term instruments totaled $54.4 million, as compared to $79.5 million at August 31, 2013. At February 28, 2014, there was $37 million borrowed under the revolving line of credit.

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

	Three Months Ended
	February 28,	February 28,
	2014	2013	Change
Production:
Oil (Bbls)	204,622	100,694	103%
Gas (McF)	887,494	512,069	73%
BOE (Bbls)	352,537	186,039	89%

Revenues (in thousands):
Oil	$17,765	$8,478	110%
Gas	5,263	2,443	115%
Total	$23,028	$10,921	111%

Average sales price:
Oil	$86.82	$84.20	3%
Gas	$5.93	$4.77	24%
BOE (Bbls)	$65.32	$58.70	11%

“Bbl” refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons. “Mcf” refers to one thousand cubic feet. A BOE (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

The following table summarizes operating costs on a per unit basis. Additional details regarding operating costs can be found in the condensed financial statements.
Costs per BOE	Three Months Ended
	February 28, 2014	February 28, 2013

Lease operating expenses	$5.13	$4.19
Production taxes	6.40	5.88
DDA	21.90	17.07
General and administrative	5.02	7.46
Total	$38.45	$34.60

Approximately one third of the increase in lease operating expenses is attributed to integrating the higher operational costs associated with the disposal well acquired in the Apollo asset purchase.  The remainder of the increase is split between adding compression capacity to address mid-stream processing constraints and complying with new environmental regulations regarding air emissions.  Costs for depreciation, depletion and amortization are higher for horizontal development compared to vertical drilling and overall costs associated with acquisitions are higher than the costs incurred for assets developed internally.

Conference Call

The Company will hold a conference call on Friday, April 4, 2014 at 12:00 p.m. Eastern time to discuss results for its fiscal second quarter ended February 28, 2014.

Synergy Resources co-CEO Ed Holloway, co-CEO William Scaff, Jr., CFO Monty Jennings, and COO Craig Rasmuson will host the presentation, followed by a question and answer period.

Date: Friday, April 4, 2014
Time: 12:00 p.m. Eastern time (10:00 a.m. Mountain time)

877-407-9122 Toll Free Dial-In (US & Canada)
201-493-6747 International/Local Dial-In

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q2-2014 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Jon Kruljac with Synergy Resources at 970-737-1073. A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until April 11, 2014.

Replay Dial-In Numbers
877-660-6853 Toll Free (US & Canada)
201-612-7415 International/Local
Replay ID#411931

About Synergy Resources Corporation Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

About Non-GAAP Financial Measures

The company uses "adjusted EBITDA," as a non-GAAP financial measure to evaluate financial performance such as period-to-period comparisons. This Non-GAAP measure is not defined under U.S. GAAP and should be considered in addition to, not as a substitute for, indicators of financial performance reported in accordance with U.S. GAAP. The company may use non-GAAP measures that are not comparable to measures with similar titles reported by other companies. Also, in the future, the company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the company's future results of operations to its previously reported results. The company encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The section titled "Reconciliation of Non-GAAP Financial Measures" includes a detailed description of this measure as well as a reconciliation to its most similar U.S. GAAP measure.

Reconciliation of Non-GAAP Financial Measures

The company defines adjusted EBITDA as net income adjusted to exclude the impact of interest expense, interest income, income taxes, depreciation, depletion and amortization, stock based compensation, and the plus or minus change in fair value of derivative assets or liabilities. The company believes adjusted EBITDA is relevant because it is a measure of cash flow available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of the company's non-GAAP financial measures to the nearest GAAP measure.

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
ADJUSTED EBITDA	2014	2013	2014	2013

Net income	$5,161	$2,732	$11,261	$4,970

Depreciation, depletion, and amortization	7,719	3,176	13,310	5,496
Income tax expense	2,338	1,604	5,725	2,919
Stock based compensation	448	215	867	383
Change in fair value - derivatives	1,805	134	(831)	134
Interest income	(17)	(8)	(48)	(15)
Adjusted EBITDA	$17,454	$7,853	$30,284	$13,887

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	February 28,	August 31,
	2014	2013
ASSETS
Cash and short term investments	$54,408	$79,481
Other current assets	18,475	12,494
Total current assets	72,883	91,975
Oil and gas properties and other equipment	276,017	197,965
Other assets	646	1,296
Total assets	$349,546	$291,236

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$41,556	41,367
Revolving credit facility	37,000	37,000
Asset retirement obligations	3,933	2,777
Commodity derivative	143	334
Deferred tax liability, net	12,263	6,538
Total liabilities	94,895	88,016
Shareholders' equity:
Common stock and paid-in capital	256,624	216,454
Accumulated deficit	(1,973)	(13,234)
Total shareholders' equity	254,651	203,220
Total liabilities and shareholders' equity	$349,546	$291,236

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2014	2013	2014	2013

Oil and gas revenues	$23,028	$10,921	$42,294	$19,235
Expenses:
Lease operating expenses	1,806	781	3,079	1,304
Production taxes	2,255	1,094	4,271	1,908
Depreciation, depletion, and amortization	7,719	3,176	13,310	5,496
General and administrative	1,770	1,388	4,938	2,499
Total expenses	13,550	6,439	25,598	11,207
Operating income	9,478	4,482	16,696	8,028

Other income (expense):
Commodity derivative gain (loss)	(1,996)	(154)	242	(154)
Interest income and expense, net	17	8	48	15
Total other income (expense)	(1,979)	(146)	290	(139)
Income tax provision	2,338	1,604	5,725	2,919
Net income	$5,161	$2,732	$11,261	$4,970
Net income per common share:
Basic	$0.07	$0.05	$0.15	$0.09
Diluted	$0.07	$0.05	$0.15	$0.09
Weighted average shares outstanding:
Basic	76,203,938	54,900,326	74,934,940	53,272,213
Diluted	77,990,416	56,481,752	76,843,593	54,713,361

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Six Months Ended
	February 28,	February 28,
	2014	2013

Cash flows from operating activities:
Net income	$11,261	$4,970
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	13,310	5,496
Provision for deferred taxes	5,725	2,919
Other, non-cash items	36	517
Changes in operating assets and liabilities	3,022	3,773
Total adjustments	22,093	12,705
Net cash provided by operating activities	33,354	17,675
Cash flows from investing activities:
Acquisition of property and equipment	(87,497)	(57,579)
Net proceeds from short term investments	39,990	-
Net cash used in investing activities	(47,507)	(57,579)
Cash flows from financing activities:
Proceeds from exercise of warrants	29,104	407
Proceeds from revolving credit facility	-	38,486
Other	(34)	-
Net cash provided by financing activities	29,070	38,893
Net increase (decrease) in cash and equivalents	14,917	(1,011)
Cash and equivalents at beginning of period	19,463	19,284
Cash and equivalents at end of period	34,380	18,273
Short term investments	20,028	-
Cash, equivalents and short term investments	$54,408	$18,273

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATING EXPENSES
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2014	2013	2014	2013
LEASE OPERATING EXPENSES (LOE)
Production costs	$1,797	$637	$3,000	$1,160
Work-over	9	144	79	144
Lifting costs	1,806	781	3,079	1,304
Severance and ad valorem taxes	2,255	1,094	4,271	1,908
Total LOE	$4,061	$1,875	$7,350	$3,212

DEPRECIATION, DEPLETION AND AMORTIZATION (DDA)
Depletion	$7,491	$3,117	$12,981	$5,379
Depreciation and amortization	228	59	329	117
Total DDA	$7,719	$3,176	$13,310	$5,496

GENERAL AND ADMINISTRATIVE (G&A)
G&A costs incurred	$2,074	$1,511	$5,559	$2,725
Capitalized costs	(304)	(123)	(621)	(226)
Totals	$1,770	$1,388	$4,938	$2,499

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
ADJUSTED EBITDA	2014	2013	2014	2013

Net income	$5,161	$2,732	$11,261	$4,970

Depreciation, depletion, and amortization	7,719	3,176	13,310	5,496
Income tax expense	2,338	1,604	5,725	2,919
Stock based compensation	448	215	867	383
Change in fair value - derivatives	1,805	134	(831)	134
Interest income	(17)	(8)	(48)	(15)
Adjusted EBITDA	$17,454	$7,853	$30,284	$13,887

Investor Relations Contact: Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel: (303) 840-8166

Company Contact: Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel: (970) 737-1073